EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      MARINE JET TECHNOLOGY CORP. ANNOUNCES
                        NAME CHANGE & REVERSE STOCK SPLIT

         LOS ANGELES,  CA - JUNE 3, 2005 - MARINE JET TECHNOLOGY  CORP. (OTC BB:
MJET) announced today that, as set forth in a definitive information statement filed with the Securities and Exchange Commission on May 16, 2005, and pursuant to a Certificate of Amendment to the Company's Articles of Incorporation, as filed with the Secretary of State of Nevada on May 27, 2005, the name of the Company will be changed to Blue Holdings, Inc. on June 7, 2005. The number of authorized shares of the Company's Common Stock will be increased from
45,000,000  to  75,000,000  and a  1-for-29  reverse  stock  split  will  become effective, both also as of June 7, 2005. The shareholders of the Company approved the amendments by a majority vote of 98.5%. The post-reverse-stock-split Common Stock of the Company is anticipated to start trading on the NASD Over-the-Counter Bulletin Board under a new ticker symbol (to be announced) on June 7, 2005.

         "The change of our corporate name to Blue Holdings, Inc. and the new ticker symbol will mark a new beginning for the company and June 7, 2005 will be a date we will always remember," said Paul Guez, the Company's Chairman, Chief Executive Officer and President.

ABOUT MARINE JET TECHNOLOGY CORP. (BLUE HOLDINGS, INC. - AS OF JUNE 7, 2005) AND ANTIK DENIM, LLC

         Marine Jet Technology Corp. (Blue Holdings, Inc. - as of June 7, 2005), through its wholly-owned subsidiary, Antik Denim, LLC, designs, develops, manufactures, markets, distributes and sells high end fashion jeans, apparel and accessories with a western flair under the "Antik Denim" brand, both in the United States and internationally. Antik's principal products are high end fashion jeans with a western flair that Antik designs, manufactures, markets, distributes and sells under the "Antik Denim" label. Antik currently sell men's and women's styles and is in the process of launching a children's line. Antik Denim brand jeans are made from high quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting edge treatments and finishes. Its concepts, designs, embellishments, patent pending pockets, and great attention to detail and quality give it a competitive advantage in the high end fashion jean market.

         It markets and distributes its products by participating in industry trade shows, as well as through its show rooms in Los Angeles and New York. Antik's products are sold in the United States to department stores and boutiques such as Neiman Marcus, Nordstrom, Barney's, Bloomingdales, Bergdorf Goodman, Macy's East, Saks 5th Avenue, Planet Blue, Atrium, Fred Segal, Intermix, and Lulu's, as well as smaller boutiques throughout the country.


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FORWARD-LOOKING STATEMENTS

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNRELIABLE AND ACTUAL RESULTS MAY DIFFER MATERIALLY. EXAMPLES OF FORWARD LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE STATEMENTS REGARDING MARINE JET'S ANTICIPATED NAME CHANGE AND REVERSE STOCK SPLIT. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE SUCH FACTORS AS MAY BE DETAILED FROM TIME TO TIME IN MARINE JET'S FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. MARINE JET UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


CONTACT: Patrick Chow
         Chief Financial Officer
         Marine Jet Technology Corp. / Blue Holdings, Inc.
         (323) 725-5555


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